Exhibit 99.1
Alight Reports First Quarter 2026 Results
– Revenue of $534 million –
– Cash provided by operating activities of $79 million; free cash flow of $53 million –

CHICAGO, IL – May 5, 2026 – Alight, Inc. (NYSE: ALIT), a leading benefits administration provider of health, wealth and leave solutions, today reported results for the first quarter ended March 31, 2026.
Rohit Verma, Chief Executive Officer of Alight commented, “Alight delivered solid first quarter 2026 results with higher-than-expected revenue, adjusted EBITDA, and free cash flow generation. We entered 2026 with a focus on disciplined execution and made substantial progress during the first quarter, achieving favorable renewal activity and the addition of new annual recurring revenue. We closed the quarter with strong liquidity of over $500 million including our cash position of $178 million.
“I’ve met with 90+ clients in my first several months, and these discussions are helping to shape our customer-first approach to enhancing Alight’s industry-leading health, wealth and leaves solutions. During the quarter, we launched several AI-centered initiatives designed to create unparalleled outcomes for our customers and their employees. Our enhanced technology strategy is strengthening our capabilities and fortifying our leadership position as a solutions provider with the scale, deep domain expertise, data and infrastructure to manage complex benefits programs for large organizations and entities. Moving forward, we remain unwavering in our commitment to three operating principles: delivering service and operational excellence; innovating products to create value and actionable insights; and building client relationships that result in trusted partnerships.”
Summary of First Quarter 2026 Results

	Three Months Ended March 31,
in millions	2026	2025	Change
Revenue	$534	$548	$(14)
Gross Profit	156	171	(15)
Adjusted Gross Profit	189	200	(11)
Net Income	(19)	(25)	6
Adjusted EBITDA	104	118	(14)
Operating Cash Flow	79	73	6
Free Cash Flow	$53	$44	$9
Revenue decreased 2.6% to $534 million, as compared to $548 million in the prior year. The change was primarily due to lower net commercial activity, partially offset by an increase in project revenue. Recurring revenues were 93.3% of total revenue.
Gross profit was $156 million, or 29.2% of revenue, compared to $171 million, or 31.2% of revenue in the prior year period. The decrease in gross profit was primarily attributable to lower revenues.
Selling, general and administrative expenses increased slightly by $1 million and were consistent when compared to the prior year period.
Interest expense of $24 million increased $2 million from the prior year period. The increase was due to higher interest expense net of swaps and lower interest income.

The Company’s loss from continuing operations before income tax was $26 million compared to a loss from continuing operations before income tax of $20 million in the prior year period. This was primarily attributable to lower operating profit and the non-operating fair value remeasurements of financial instruments, partially offset by the remeasurement of the tax receivable agreement.
Balance Sheet Highlights
As of March 31, 2026, the Company’s cash and cash equivalents balance was $178 million, total debt was $2,000 million and total debt net of cash and cash equivalents was $1,822 million.
Second Quarter 2026 Outlook
The Company expects to achieve revenue in the second quarter of 2026 in the range of $490 million to $505 million, adjusted EBITDA between $80 million to $90 million, and free cash flow ranging from $35 million to $45 million.
Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s first quarter 2026 financial results is scheduled for today, May 5, 2026 at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.
About Alight Solutions
Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.
Contacts
Investors:
investor.relations@alight.com
Media:
Mariana Fischbach
mediarelations@alight.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our annual recurring revenue, renewal activity, our leadership position, and outlook for Alight’s business, financial results, liquidity and capital resources, including statements in the "Business Outlook" section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks associated with competition, our ability to successfully execute the next phase of our strategic transformation, an inability to successfully execute on operational and technological enhancements designed to drive value for our clients or drive internal efficiencies, issues relating to the use of new and evolving technologies, such as Artificial Intelligence (“AI”) and Machine Learning (“ML”), we may not achieve our financial projections, which could have an adverse effect on our business, operating results, and financial condition, cyber-attacks and security vulnerabilities and other significant disruptions in our information technology systems and networks that could expose us to legal liability, impair its reputation or have a negative effect on our results of operations, our handling of confidential, personal or proprietary data, actions or proposals from activist stockholders, the precision of assumptions underlying certain reported measures, and compliance with applicable laws or regulations, including changes thereto. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 24, 2026, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this press release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items, that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items, that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and therefore comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(in millions, except per share amounts)	2026	2025
Revenue	$534	$548
Cost of services, exclusive of depreciation and amortization	347	351
Depreciation and amortization	31	26
Gross Profit	156	171

Operating Expenses
Selling, general and administrative	105	104
Depreciation and intangible amortization	73	75
Total Operating expenses	178	179
Operating Income (Loss) From Continuing Operations	(22)	(8)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	—	(8)
(Gain) Loss from change in fair value of tax receivable agreement	(19)	9
Interest expense	24	22
Other (income) expense, net	(1)	(11)
Total Other (income) expense, net	4	12
Income (Loss) From Continuing Operations Before Taxes	(26)	(20)
Income tax expense (benefit)	(7)	(3)
Net Income (Loss) From Continuing Operations	(19)	(17)
Net Income (Loss) From Discontinued Operations, Net of Tax	—	(8)
Net Income (Loss)	(19)	(25)
Net income (loss) attributable to noncontrolling interests	—	—
Net Income (Loss) Attributable to Alight, Inc.	$(19)	$(25)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$(0.04)	$(0.03)
Discontinued operations	$0.00	$(0.02)
Net Income (Loss)	$(0.04)	$(0.05)

Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	December 31, 2025
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$178	$273
Receivables, net	359	387
Other current assets	205	234
Fiduciary assets	239	248
Total Current Assets	981	1,142
Goodwill	83	83
Intangible assets, net	2,503	2,573
Fixed assets, net	367	378
Deferred tax assets, net	23	15
Other assets	382	377
Total Assets	$4,339	$4,568

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$215	$253
Current portion of long-term debt, net	20	20
Other current liabilities	219	353
Fiduciary liabilities	239	248
Total Current Liabilities	693	874
Deferred tax liabilities	15	14
Long-term debt, net	1,980	1,985
Long-term tax receivable agreement	489	508
Other liabilities	133	141
Total Liabilities	$3,310	$3,522
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 569.4 and 566.5 shares issued, and 526.8 and 523.9 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 9.9 and 9.9 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 0.5 and 0.5 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; none issued and outstanding	—	—
Treasury stock, at cost (42.6 and 42.6 shares at March 31, 2026 and December 31, 2025, respectively)	(284)	(284)
Additional paid-in-capital	5,068	5,065
Accumulated deficit	(3,776)	(3,757)
Accumulated other comprehensive income	19	20
Total Alight, Inc. Stockholders' Equity	$1,027	$1,044
Noncontrolling interest	2	2
Total Stockholders' Equity	$1,029	$1,046
Total Liabilities and Stockholders' Equity	$4,339	$4,568

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in millions)	2026	2025
Operating activities:
Net Income (Loss) From Continuing Operations	$(19)	$(17)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	34	30
Intangible asset amortization	70	71
Noncash lease expense	2	2
Share-based compensation expense	4	6
(Gain) loss from change in fair value of financial instruments	—	(8)
(Gain) loss from change in fair value of tax receivable agreement	(19)	9
Deferred tax expense (benefit)	(7)	(4)
Other	4	—
Changes in operating assets and liabilities:
Accounts receivable	28	33
Accounts payable and accrued liabilities	(38)	(60)
Other assets and liabilities	20	11
Cash provided by operating activities - continuing operations	79	73
Cash provided by operating activities - discontinued operations	—	—
Net cash provided by operating activities	$79	$73
Investing activities:
Capital expenditures	(26)	(29)
Cash provided by (used in) investing activities - continuing operations	(26)	(29)
Cash used in investing activities - discontinued operations	—	—
Net cash provided by (used in) investing activities	$(26)	$(29)
Financing activities:
Dividend payments	—	(21)
Net increase (decrease) in fiduciary liabilities	(9)	(12)
Repayments to banks	(5)	(5)
Principal payments on finance lease obligations	(5)	(5)
Payments on tax receivable agreements	(136)	(100)
Tax payment for shares/units withheld in lieu of taxes	(1)	(11)
Repurchase of shares	—	(20)
Other financing activities	—	(2)
Cash used for financing activities - continuing operations	(156)	(176)
Cash provided by (used in) financing activities - discontinued operations	—	—
Net Cash provided by (used in) financing activities	$(156)	$(176)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - continuing operations	(1)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(104)	(132)
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$521	$582
Continuing operations - end of period	$417	$450

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended March 31,
(in millions)	2026	2025
Net Income (Loss) From Continuing Operations	$(19)	$(17)
Interest expense	24	22
Income tax expense (benefit)	(7)	(3)
Depreciation	34	30
Intangible amortization	70	71
EBITDA From Continuing Operations	102	103
Share-based compensation	4	6
Transaction and integration expenses (1)	4	3
Restructuring	12	4
(Gain) Loss from change in fair value of financial instruments	—	(8)
(Gain) Loss from change in fair value of tax receivable agreement	(19)	9
Other	1	1
Adjusted EBITDA From Continuing Operations (2)	$104	$118
Revenue	$534	$548
Adjusted EBITDA Margin From Continuing Operations (3)	19.5%	21.5%
(1)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(2)Adjusted EBITDA excludes the impact of discontinued operation.
(3)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended March 31,
	2026	2025
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$(19)	$(17)
Conversion of noncontrolling interest	—	—
Intangible amortization	70	71
Share-based compensation	4	6
Transaction and integration expenses (2)	4	3
Restructuring	12	4
(Gain) Loss from change in fair value of financial instruments	—	(8)
(Gain) Loss from change in fair value of tax receivable agreement	(19)	9
Other	1	1
Tax effect of adjustments (3)	(18)	(17)
Adjusted Net Income From Continuing Operations	$35	$52

Denominator:
Weighted average shares outstanding - basic	524,744,108	532,297,681
Dilutive effect of the exchange of noncontrolling interest units	—	—
Dilutive effect of RSUs	—	—
Weighted average shares outstanding - diluted	524,744,108	532,297,681
Exchange of noncontrolling interest units(4)	484,358	510,115
Impact of unvested RSUs(5)	36,198,801	8,464,404
Adjusted shares of Class A Common Stock outstanding - diluted(6)(7)	561,427,267	541,272,200

Basic (Net Loss) Earnings Per Share From Continuing Operations	$(0.04)	$(0.03)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$(0.04)	$(0.03)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.06	$0.10
(1)Excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(4)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(5)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(6)Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(7)Excludes approximately 33.2 million and 10.0 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance and market conditions as of March 31, 2026 and 2025, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation
(Unaudited)

	Three Months Ended March 31,
($ in millions)	2026	2025
Gross Profit	$156	$171
Add: stock-based compensation	2	3
Add: depreciation and amortization	31	26
Adjusted Gross Profit	$189	$200
Gross Profit Margin	29.2%	31.2%
Adjusted Gross Profit Margin	35.4%	36.5%

Free Cash Flow Reconciliation
(Unaudited)

	Three Months Ended March 31,
($ in millions)	2026	2025
Non-GAAP free cash flow reconciliation:
Cash provided by operating activities - continuing operations	$79	$73
Capital expenditures	(26)	(29)
Non-GAAP free cash flow	$53	$44

Other Select Financial Data
(Unaudited)

	Three Months Ended March 31,
($ in millions)	2026	2025
Revenue Disaggregation
Recurring	$498	$520
Project	36	28
Total revenue	$534	$548

Gross Profit
Total gross profit	$156	$171
Total gross margin	29.2%	31.2%

Adjusted Gross Profit
Total adjusted gross profit	$189	$200
Total adjusted gross margin percent	35.4%	36.5%

Adjusted EBITDA From Continuing Operations
Adjusted EBITDA From Continuing Operations	$104	$118
Adjusted EBITDA Margin From Continuing Operations	19.5%	21.5%

Free Cash Flow
Free Cash Flow From Continuing Operations	$53	$44